Exhibit 10.3
ESSA AMENDMENT TO OFFICER EMPLOYMENT BENEFITS
I understand that the U.S. Treasury has agreed to purchase $85.5 million of preferred stock from Midwest Banc Holdings, Inc. (the “Company”), and that one of the conditions of such a purchase is the execution by me and the four other Senior Executive Officers of the Company (as defined in Section 111(b) of ESSA) of this Amendment and a waiver of any claims that I might have against the U.S. Treasury or the Company or its subsidiaries for any changes to my Compensation Arrangements (as defined below) that are required to comply with the regulations issued by the U.S. Treasury.
In consideration of the benefits I will receive as a result of the Company’s participation in the U.S. Treasury’s TARP Capital Purchase Program (the “Program”), I hereby agree that all compensation arrangements, bonus plans, stock option, restricted stock, or other equity based compensation plans, any deferred compensation plan or severance plan, and all incentive and other benefit plans, arrangements and agreements, including the transitional employment agreement and supplement executive retirement plan in which I participate through the Company or its subsidiaries (the “Compensation Arrangements”), to the extent necessary, are hereby amended to comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“ESSA”) and the regulations issued by the U.S. Treasury as published in the Federal Register on or prior to the date on which the U.S. Treasury acquires shares of preferred stock from the Company under the Program (the date of such acquisition being the “Purchase Date”).
Specifically, I agree that each of the Compensation Arrangements are hereby amended as of the Purchase Date so that:
(1) I may not receive a golden parachute payment (any payment which exceeds three times my “base amount” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted thereunder)) during the period the U.S. Treasury holds an equity or debt position in the Company acquired pursuant to the Program (the “Program Period”) and for so long as I am a Senior Executive Officer of the Company; and
(2) all bonus and incentive compensation paid to me during the Program Period by the Company or its subsidiaries are subject to recovery by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric.
In addition, I acknowledge that the Program requires the compensation committee of the Company to review annually with the appropriate senior risk officers the provisions of the Company’s bonus and incentive compensation arrangements for the purposes of determining if such arrangements encourage the Company’s Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. If and to the extent the compensation committee determines that any revision to any Compensation Arrangement is appropriate, I hereby agree to such revisions and to execute such additional documents as the Company deems necessary or appropriate to effect such revisions.
The application of provisions (1) and (2) of this Amendment are intended to, and shall be interpreted, administered and construed to, comply with Section 111 of EESA and the regulations thereunder and the governing Program (as in effect on the Purchase Date) and, to the maximum extent consistent with provisions (1) and (2) and such statute and regulations, to permit the operation of the Compensation Arrangements in accordance with their terms before giving effect to the provisions of this letter.
      Accepted and agreed this ___ day of                                           , 2008.

Senior Executive Officer

Name:

Title:

Midwest Banc Holdings, Inc.

By:

Name:

Title:

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